EXHIBIT 10.5

Marímba Software UK Limited

CONTRACT OF EMPLOYMENT

1.	Parties

a.	Marimba Software UK Limited (the “Employer”)

440 Clyde Avenue

Mountain View, California USA

b.	Mr. Adrian Rayner

3 Ashley Hill Place

Cockpole Green, Wargrave

Berkshire, UK RG10 8NL (the “Employee”)

2.	Date of Employment

a.	The Employee’s employment commenced on 2nd May 01.

b.	The Employee’s period of continuous employment for the purposes of the Employment Rights Act 1996 commenced on .

3.	Nature of Employment

a.	The Employee is employed as Vice President & General Manager Europe.

b.	The Employee shall carry out such duties, as shall from time to time be them by the Employer.

c.	The Employee is not authorized to bind the Employer in any contract for sale or provision of services by them.

d.	The Employee will be expected to report to and liaise with their manager.

e.	The Employee agrees that they will spend the whole of their time and attention on the Employer’s business and that during the term of their employment with the Employer they will not engage in any other employment, occupation, consulting, or other business activity.

4.	Probationary Period

[This clause superceded by offer letter.]

5.	Notice of Termination

[This clause superceded by offer letter.]

The Employer reserves the right to pay the relevant net salary in lieu of notice.

EMPLOYEE’S INITIALS	PAGE 1

Marímba Software UK Limited	CONTRACT OF EMPLOYMENT

After the Employer or the Employee has served notice the Employer may:

a.	require the Employee to carry out no duties; or

b.	require the Employee to remain away from the office; or

c.	require the Employee to carry out such duties as the employer may require provided that such duties are of a standard appropriate to the Employee’s job description.

For the avoidance of doubt, the Employee shall remain an employee of the Employer during the notice period and will continue to be bound by the terms of this contract.

6.	Remuneration

Base Compensation You will receive an annual base salary of £150,000, which will be paid monthly in arrears.

Total Target Earnings Your total commission (base plus commission and bonus) at 100% of goal achievement will be paid at £300,000 per the Sales Compensation Plan.

Salaries are paid by direct transfer to the employee’s bank account on the twentieth day of the month except that, where such day does not fall on a working day, payment will be made on the next working day.

7.	Expenses

The Employee shall be reimbursed all reasonable expenses properly incurred in discharge of the Employee’s duties in accordance with this contract and subject to any other instructions or regulations issued by the Employer from time to time. As a pre-condition of payment, the Employee will be expected to produce vouchers, receipts or other evidence of the expenses in respect of which the Employee claims reimbursement.

8.	Other Benefits

In addition to the above remuneration the Employee shall be entitled to:

(a)	Private Medical Insurance: The Company intends to provide group medical insurance coverage through a Company designated carrier. Full details of the coverage will be provided upon your joining the Company. Coverage is extended to include your spouse and dependents. Pre-existing conditions will normally be excluded.

(b)	Life Assurance/Death in Service. The Company intends to provide a Death in Service benefit of four (4) times base annual salary. As these benefits are secured by insurance policies, it is, therefore, necessary for medical evidence to be provided. In the event that the insurance company applies a loading to the premium, Employer will reserve the right to proportionately reduce the level of coverage provided. This would be discussed with you in the event that this situation arises.

(c)	Car Allowance: £1,250 per month as well as mileage reimbursement for petrol.

(d)	Permanent Health Insurance. The company intends to provide its employees with Permanent Health/Long Term Disability insurance. The basis of coverage is that a benefit equal to 75% of your base annual salary, less Single Person’s State Invalidity Benefit will be payable after thirteen (13) weeks continuous absence from work as a result of accident or illness. The benefit Is index-linked (subject to a maximum of 12% per annum) whilst in payment, and the benefit is payable until either age sixty (60) or your earlier return to work. As with the Life Assurance coverage, this benefit is secured through insurance policies, and in the event or a loading to the premium being required by the insurance company, Employer reserves the right to apply a proportionate reduction in benefits. Again, this will be discussed with you should the situation arise.

To the extent that any of the benefits offered to you in your employment package constitute taxable income you will be responsible for all related tax liabilities. Additionally, you will be entitled to twenty (20) vacation days per year, as well as the usual public holidays.

9.	Place of Work

The Employee’s primary place of work will be in Reading. In addition, the Employee will be required to work at such other places as the Employer may from time to time specify for the performance of the Employee’s duties.

Marímba Software UK Limited	CONTRACT OF EMPLOYMENT

If the Employer requires the Employee to change his/her residence the Employer will reimburse such removal and other incidental expenses as the Employer considers reasonable in the circumstances. In addition. the Employee shall travel to such parts of the world as the Employer may direct or authorize. If the Employer requires the Employee to work outside the United Kingdom for a period of more than one (1) month it will provide him with written details of any terms and conditions which may apply to that work and his/her return to the United Kingdom.

10.	Hours of work

The normal working hours of the Employee will be from 9.00 a.m. to 5.00 p.m., Monday through Friday. The Employee will be entitled to an hour’s lunch break during each working day.

In addition the Employee stall be required to work at such other times as the Employer may reasonably require to meet the needs of the business. The Employee will not receive additional payment for such further work.

11.	Holidays

Annual Holidays

a.	The Employee’s annual paid holiday entitlement is 25 days each holiday year. Holiday entitlement will accrue pro-rata to each completed month of employment.

b.	The Employee is required to submit a holiday request form to their manager for approval for all periods of leave.

c.	No leave will be permitted during the month of December.

d.	The holiday year runs from January 1 to December 31.

e.	It is not permitted to carry forward holiday entitlement from one holiday year to the next nor will payments in lieu be made in respect of holiday not taken in the relevant holiday year.

f.	The Employee must ensure that there is no unnecessary overlapping with the holidays of other staff who would be responsible for the Employee’s duties while they are on holiday.

g.	Holiday pay on termination of employment will be calculated by establishing the number of days holiday accrued in the holiday year up to the date of termination and subtracting from this the number of days taken during the current holiday year. The number of days remaining, if any, will be paid.

h.	Bank holidays and Public Holidays. In addition to annual holidays the Employee shall be entitled to paid holidays on all statutory and public holidays together with any additional holidays awarded by the Employer.

12.	Sickness or Injury

a.	Absence due to sickness or injury must be notified to the employee’s Manager, or to the Human Resources Manager if the Manager is not available, before 10.00 a.m. on the first day of sickness together with an estimate of the period of absence envisaged. Any change in the estimated period of absence must be notified as soon as possible.

b.	If the absence continues for more than five (5) continuous working days, a certificate from the Employee’s doctor should be submitted explaining the nature of the sickness or injury.

c.	During all periods of absence due to sickness or injury the Employee should keep the Employer informed as to their likely date of return.

d.	A Form SC2 (Self-Certification of Sickness) is required in all cases of uncertified sickness.

e.	The employee shall be entitled to statutory sick pay in accordance with the Social Security and Housing Benefits Act 1982 (as amended), and any other payment will be at the discretion of the Employer.

f.	If the Employee is absent for more than eight (8) weeks in any twelve (12) month period due to sickness or injury then the employer is entitled to terminate the employment.

13.	Maternity Leave/Maternity Pay

Employees with the requisite period of service will, if pregnant, be entitled to statutory maternity pay and statutory maternity leave.

Full details of the relevant regulations and entitlements may be obtained on request from the Human Resources Manager

Marímba Software UK Limited	CONTRACT OF EMPLOYMENT

14.	Retirement

The Employee’s employment shall, unless alternative arrangements are made in writing, terminate automatically upon the Employee reaching the age of 60. This may be extended by written consent of the Employer. The exact day on which the Employee is expected to leave should, however, be agreed to least one month in advance with the Employer.

15.	Health and Safety

The Employee is bound to comply with the duties imposed by the Health and Safety at Work Act 1974 or any substitution thereof or amendment or alteration thereto (“the Act”) and the Health and Safety Regulations made or to be made under the Act and in particular with the duties set out under section 7 of the Act which require an employee to:

a.	take reasonable care for the health and safety of him or herself and of others who may be affected by his/her acts or omissions at work;

b.	as regards any duty imposed on the Employer or any other person, co-operate with the Employer so far as is necessary to enable that duty to be performed or complied with.

16.	Grievance Procedure

If the Employee has any grievance relating to his/her employment they should raise it in the first instance either orally or in writing with his/her Manager who will respond within seven (7) days. If the grievance is not satisfactorily resolved in this way then the Employee may raise the matter in writing with the Human Resources Manager. The Human Resources Manager then has seven (7) days from receipt to make a decision and communicate that decision in writing the Employee. The decision of the Human Resources Manager shall be final.

17.	Disciplinary Procedure

This disciplinary procedure does not form part of the Employee’s contract of employment. The Employer accepts that it is in the interests of good relations with its staff to ensure that there is a fair and proper disciplinary procedure. Any Employee who departs from normally expected standards or who violates the Employer’s rules will be liable to disciplinary action.

a.	In the following circumstances, which are intended by way of example only and not by way of a complete list, the Employee will be dismissed summarily by written notice to operate from the date of such notice and the Employee will not be entitled to any further payment under his/her terms of employment except such sum as has accrued and is due at the date of termination:

i)	refusing to carry out any proper direction given in the course of the employment;

ii)	improperly divulging to any third party any information regarding the Employer, its employees or any person with whom the Employer deals;

iii)	committing any act or divulging any information which is contrary to or damages the interests or objectives of the Employer;

iv)	committing any criminal offence which in the opinion of the employer makes the Employee unsuitable for the type of work that the Employee is employed to do or may reasonably be expected to do or which makes him/her unacceptable to other employees;

v)	dishonest conduct;

vi)	violent, obscene or abusive behavior towards other employees or officers of the Employer;

vii)	serious or willful breach or the Employee’s duties.

b.	With the exception of acts of the nature referred to in (a) above, the following disciplinary procedure will usually be adopted. The stages will normally be implemented in order but action may start at any stage in the event of serious misconduct or an aspect of poor performance that creates a risk to other employees. The Employee accepts that in the case of’ a senior employee of the Employer it may not always be appropriate to follow this procedure.

i)	On the first occasion that at an Employee fails to reach the standards required, the Employee will receive a formal verbal warning.

ii)	If the required improvement is not made, or if the first offense is considered so serious for a formal verbal warning, the employee will receive a formal written warning.

Marímba Software UK Limited	CONTRACT OF EMPLOYMENT

iii)	Continued failure to achieve the required improvement, or further transgressions, will result in a final written warning being issued.

iv)	Failure to comply with the conditions of a final written warning will result in dismissal after the requisite period of notice or payment of salary in lieu thereof.

c.	The following, which are intended by way of example only and not by way of a complete list, are examples of conduct warranting disciplinary action:

i)	poor timekeeping

ii)	poor attendance

iii)	inadequate or incompetent performance of the Employee’s job

iv)	failure to comply with the Employer’s established procedures, as notified from time to time

v)	attending the Employer’s premises or engaging in the Employer’s business whilst under the influence of alcohol or unlawful drugs

vi)	rudeness or discourtesy to people with whom the Employer deals or to other employees.

d.	The Employer reserves the right to suspend the Employee on full pay pending investigation where the Employer has reasonable grounds to believe that the Employee’s continued employment might be prejudicial to the Employer’s business or other employees.

e.	The Employer reserves the right to exclude the Employee from the premises during the period of notice and shall be under no obligation to provide any work for the Employee or to assign them any duties.

f.	If the Employee has outside interests which in the opinion of the Employer conflict with its interests, the Employee may be asked to leave the service of the Employer.

g.	The Employer reserves the right to suspend the Employee without pay as a disciplinary measure.

h.	The Employee may appeal in accordance with the provisions of the grievance procedure set out in Clause 16 above against any disciplinary action taken.

18.	Sexual Harassment

Software UK Limited considers that sexual harassment in the workplace is unacceptable and will treat all complaints seriously. An Employee who feels that he/she has been subjected to sexual harassment should raise the matter with their Manager under the terms of the grievance procedure set out in Clause 16 above.

An Employee who is found to be the perpetrator of harassment will be liable to disciplinary action under the terms of file disciplinary procedure set out in Clause 16 above.

The Employer may exercise its discretion as to the disciplinary measures that will be taken, depending on the nature of the conduct.

19.	Confidential Information

The Employee agrees and undertakes not to discuss, divulge, or make use of, either directly or indirectly, otherwise than in the proper performance of their duties hereunder any information relating to the business of the Employer. This obligation shall continue after the termination of the Employee’s employment. The Employee accepts that a breach of this undertaking may result in the termination of the Employee’s employment or the institution of legal proceedings if at the date of the breach the employment has already been terminated.

Marímba Software UK Limited	CONTRACT OF EMPLOYMENT

20.	Duties upon Termination

Upon the termination of Employee’s employment, the Employee will return all documents, computer software, computer equipment, and other property belonging to the Employer without making or retaining copies thereof.

EXECUTED as a Deed	)
for and on behalf of	)
Marimba Software UK Limited	)
by Ken Owyang Director	)	/s/ Ken Owyang

AUTHORIZED SIGNATORY

EXECUTED as a Deed	)
for and on behalf of	)
Marimba Software UK Limited	)
by Fritz Koehler Director	)	/s/ Fritz K. Koehler

AUTHORIZED SIGNATORY

EXECUTED as a Deed	)
by the Employee	)
in the presence of	)
	)	/s/ Adrian G. Rayner

EMPLOYEE SIGNATORY

Amendment to Contract of Employment

This Amendment to Contract of Employment (“this Amendment”) is made and entered into effective as of 01 January 2003 (“the Effective Date”) by and between Marimba Software UK Limited (“the Employer”) and Mr. Adrian Rayner (“the Employee”). Unless otherwise defined herein, all capitalized terms not defined in this Amendment will have the same meanings as specified in the existing Contract of Employment between the Employer and the Employee dated of as 02 May 2001 (“the Agreement”).

RECITALS

WHEREAS, the parties now wish to amend the Agreement, subject to the terms and conditions set forth below;

NOW, THEREFORE, the parties agree as follows:

1. Clause 8 of the Contract is hereby replaced in its entirety by the following:

“Other Benefits In addition to the above remuneration, the employee may be entitled to receive from Employer the following benefits, subject to the applicable scheme rules in force from time to time:

a.	private medical insurance.

b.	life assurance/death in service benefits.

c.	long term disability insurance.

d.	a car allowance of £1250 per month as well as business mileage reimbursement for petrol.

A summary description of the above benefits will be made available to the Employee upon request. The Employer reserves the right to change, amend or withdraw any such scheme or the insurer or provider of such scheme. The Employee’s entitlement to any such benefits will not affect the Employer’s right to terminate the Employee’s employment.

A contracting out certificate is not in force in respect of the employment.

To the extent that any of the benefits offered to you in your employment package constitute taxable income, the Employee will be responsible for all related tax liabilities.”

2. All terms and conditions of the Agreement not revised by this Amendment will remain in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment will prevail and govern. This Amendment may be executed in one or more counterparts, each of which shall be deemed as an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

/s/ Fritz K. Koehler	13 March 2003
Date
SIGNED for and on behalf of the Employer by Mr. Fritz Koehler

SIGNED by the Employee	Date

/s/ Adrian G. Rayner	6 Feb 03

2

Marímba Software UK Limited

9 April, 2001

Mr. Adrian Rayner

3 Ashley Hill Place

Cockpole Green, Wargrave

Berkshire, UK RG10 8NL

Dear Adrian:

We are pleased to offer you a position as Vice President & General Manager Europe with Marimba Software UK Limited. (“the Company”) reporting to Matt Thompson.

The following, in conjunction with the Contract of Employment, are the terms and conditions of your employment.

Compensation

Base Compensation -You will receive an annual base salary of £150,000, which will be paid monthly in arrears.

Commission. Your target bonus at 100% of goal achievement is £150,000. Details will be outlined in your Bonus Plan after you commence employment.

Total Target Earnings. Your total target compensation (base plus commission and bonus) at 100% of goal achievement is £300,000.

By accepting this offer you warrant that:

1.	You are under no employment contract, bond, confidentiality agreement or obligation which would breach or be in conflict with the terms and conditions of employment with us or encumber your performance of duties assigned to you by us.

2.	You have not signed or committed to any employment or consultant duties or other obligations, which would divert your full attention from the duties assigned to you by us under your employment.

3.	You are currently in good health and will pass any medical examination necessary for the establishment of your benefits package.

4.	Before you commence your employment you will provide to the Company an original, official document bearing your National Insurance number and/or other evidence of your ability to accept legal employment in the United Kingdom in accordance with the Asylum and Immigration Act 1996 to the complete satisfaction of the Company.

Start Date. May, 2001

Contingency. This offer is contingent upon the results of background and reference checks and your providing the company with the legally required proof of your identity and authorization to work in the United Kingdom.

Upon meeting the Company’s eligibility requirements mentioned above, you will be entitled to additional benefits as indicated in your Contract of Employment.

1.	Private Medical Insurance: The Company intends to provide group medical insurance coverage through a Company designated carrier. Full details of the coverage will be provided upon your joining the Company. Coverage is extended to include your spouse and dependents. Pre-existing conditions will normally be excluded.

2.	Life Assurance/Death in Service. The Company intends to provide a Death in Service benefit of four (4) times base annual salary. As these benefits are secured by insurance policies, it is, therefore, necessary for medical evidence to be provided. In the event that the insurance company applies a loading to the premium, the Company will reserve the right to proportionately reduce the level of coverage provided. This would be discussed with you in the event that this situation arises.

3.	Car Allowance: £1,250 per month as well as mileage reimbursement for petrol.

4.	Stock Options: Subject to Board approval, you will receive an option to purchase 120,000 shares of the Company’s Common Stock at the fair market value of the Company’s Common Stock at the time such options are approved by the Board of Directors. For all grants (unless otherwise indicated), 25% of the option shares shall vest upon completion of one (1) year of service measured from the Vesting Base Date and the balance of the options shares shall vest in a series of successive equal monthly installments upon the optionee’s completion of each of the next thirty- six (36) months of service thereafter.

5.	Vacation and Holidays. You will be entitled to twenty-five (25) vacation days per year, as well as the usual public holidays.

6.	Permanent Health Insurance. The company intends to provide its employees with Permanent Health/Long Term Disability insurance. The basis of coverage is that a benefit equal to 75% of your base annual salary, less Single Person’s State Invalidity Benefit will be payable after thirteen (13) weeks continuous absence from work as a result of accident or illness. The benefit is index-linked (subject to a maximum of 12% per annum) whilst in payment, and the benefit is payable until either age sixty (60) or your earlier return to work. As with the Life Assurance coverage, this benefit is secured through insurance policies, and in the event or a loading to the premium being required by the insurance company, the Company reserves the right to apply a proportionate reduction in benefits. Again, this will be discussed with you should the situation arise.

7.	Notice Period. In the event that either you or the company should wish to terminate the employment, three (3) months written notice is required by either party.

To the extent that any of the benefits offered to you in your employment package constitute taxable income you will be responsible for all related tax liabilities. Additionally, you will be entitled to twenty-five (25) vacation days per year, as well as the usual public holidays.

This offer of employment with the Company comprises this letter and the Confidentiality and Proprietary Information Agreement. Your acceptance of this offer is conditional upon your signing your acceptance of this letter and its attachments and should reach us by May 2001 failing, which the offer shall lapse. You will be given the Contract of Employment in the form attached within one month of your start date, which you will be required to sign.

No prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of the offer of employment to you unless expressed in writing in this offer package.

Yours sincerely,

/s/ Jonathan Schoonmaker
Jonathan Schoonmaker
Vice President of Human Resources

Enclosures

AGREED AND ACCEPTED BY

Accepted:	/s/ Adrian G. Rayner
Date Accepted:	1st May 2001
Start Date:	2nd May 2001